Exhibit 99.1

TransMontaigne Partners LLC

TRANSMONTAIGNE PARTNERS LLC ENTERS INTO AGREEMENTS FOR THE SALE OF FISHER ISLAND, MIAMI AND FAIRFAX, VIRGINIA TERMINAL FACILITIES

DENVER - January 22, 2025 – TransMontaigne Partners LLC (“TransMontaigne”) today announced two of its wholly owned subsidiaries have entered into separate agreements for the sale of terminal facilities on Fisher Island, Miami and in Fairfax, Virginia.

The Fisher Island terminal has active capacity of approximately 700,000 barrels for the storage of marine fuels. The purchase price is approximately $180 million. The closing of the sale is expected to occur on or about May 15, 2025, subject to customary closing conditions. Following the closing, TransMontaigne will lease the terminal from the buyer to allow it to continue servicing its current customer agreements.

The Fairfax terminal has active capacity of approximately 500,000 barrels for the storage of gasoline, diesel, ethanol, and fuel additives. The purchase price is approximately $30.75 million. The closing of the sale is expected to occur on or about June 30, 2026, subject to certain rights for TransMontaigne to extend the closing date. The closing is subject to customary closing conditions.

Proceeds from the terminal sales will be used for repayment of certain term debt obligations.

“These terminal sales reflect the intrinsic value of TransMontaigne’s assets,” said Randy Maffett, Chief Executive Officer of TransMontaigne. “The transactions will allow us to continue to focus on strategic growth to support our customer demand and facilitate energy transition related projects.”

About TransMontaigne

TransMontaigne Partners LLC is an integrated terminaling, storage, transportation and related services company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio rivers, in the Southeast, in the Pacific Northwest and along the West Coast. TransMontaigne provides integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of bulk liquids. News and additional information about TransMontaigne Partners LLC is available at www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation the closing date and satisfaction of the closing conditions for each terminal sale. Although TransMontaigne believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from TransMontaigne’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the TransMontaigne’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission on March 15, 2024. Any forward-looking statement made by TransMontaigne in this press release is based only on information currently available to TransMontaigne and speaks only as of the date on which it is made. TransMontaigne undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

Matthew White

prelease@transmontaigne.com

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